We consent to the inclusion in the Registration Statement on Form S-1 of Crown Marketing ( the "Company”) of our report dated September 8, 2011, with respect to the consolidated balance sheets as of June 30, 2011 and  2010, and the related consolidated statements of operations, changes in  stockholders’ deficiency, and cash flows for the period from inception on July 8, 2009 through June  30, 2011 of the Company included in the Registration Statement. We also consent to the reference to our firm under the caption “Experts” in this Form S-1.

/s/ WEINBERG & COMPANY, P.A. ___________________________________
Firm’s Manual Signature
Los Angeles, CA ___________________________________
City, State
September 8, 2011 ___________________________________
Date